The depositor has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”).  The depositor has or will file with the SEC a registration statement (including a prospectus, any free writing prospectus and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519 and ask for Paul Tedeschi.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the free writing prospectus.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Lehman Brothers

2/28/2006 12:28:11

PMmwolfowi:LXS063_FINAL

Price-Yield Report

Settlement Date: 02/28/06

Discount Margin Table - Bond 1-A1

			Bond Summary - Bond 1-A1
Initial Coupon:	4.800	Type:	Fltr
Orig Bal:	498862000
		Formula:	(LIB_1M)+23.0bp
Factor:	1.0000000	Cap/Floor/Margin:	100.00/0.23/0.23
Factor Date:	02/25/06	Next Pmt:	03/25/06
Delay:	0	Cusip:

	10% CPR		20% CPR		25% CPR		30% CPR		35% CPR		40% CPR		50% CPR
Price	DM	Duration	DM	Duration	DM	Duration	DM	Duration	DM	Duration	DM	Duration	DM	Duration
99-29+	24.38	5.524	25.41	3.173	25.99	2.555	26.64	2.101	27.36	1.752	28.19	1.471	30.22	1.058
99-30	24.11		24.93		25.39		25.91		26.49		27.15		28.78
99-30+	23.83		24.44		24.79		25.18		25.61		26.11		27.33
99-31	23.55		23.96		24.19		24.45		24.74		25.07		25.88
99-31+	23.27		23.48		23.59		23.72		23.87		24.03		24.43
100-00	23.00	5.528	23.00	3.175	22.99	2.557	22.99	2.103	22.99	1.754	22.99	1.472	22.99	1.059
100-00+	22.72		22.51		22.40		22.27		22.12		21.95		21.54
100-01	22.44		22.03		21.80		21.54		21.25		20.91		20.10
100-01+	22.17		21.55		21.20		20.81		20.37		19.87		18.65
100-02	21.89		21.07		20.60		20.08		19.50		18.83		17.21
100-02+	21.61	5.532	20.59	3.178	20.00	2.559	19.36	2.105	18.63	1.755	17.80	1.474	15.76	1.060

Average Life	7.27		3.71		2.89		2.33		1.91		1.58		1.11
First Pay	03/25/06		03/25/06		03/25/06		03/25/06		03/25/06		03/25/06		03/25/06
Last Pay	11/25/24		04/25/16		02/25/14		08/25/12		07/25/11		09/25/10		07/25/09

Bond Summary - Bond 1-A2
Initial Coupon:	4.760	Type:	Fltr
Orig Bal:	151638000
		Formula:	(LIB_1M)+19.0bp
Factor:	1.0000000	Cap/Floor/Margin:	100.00/0.19/0.19
Factor Date:	02/25/06	Next Pmt:	03/25/06
Delay:	0	Cusip:

	10% CPR		20% CPR		25% CPR		30% CPR		35% CPR		40% CPR		50% CPR
Price	DM	Duration	DM	Duration	DM	Duration	DM	Duration	DM	Duration	DM	Duration	DM	Duration
99-29+	20.68	4.563	22.07	2.489	22.86	1.982	23.74	1.614	24.75	1.330	25.94	1.101	28.23	0.828
99-30	20.34		21.46		22.08		22.79		23.59		24.55		26.38
99-30+	20.00		20.84		21.31		21.84		22.44		23.16		24.53
99-31	19.67		20.22		20.54		20.89		21.29		21.77		22.68
99-31+	19.33		19.61		19.77		19.94		20.14		20.38		20.83
100-00	19.00	4.566	18.99	2.491	18.99	1.984	18.99	1.615	18.99	1.331	18.99	1.102	18.98	0.829
100-00+	18.66		18.38		18.22		18.04		17.84		17.60		17.14
100-01	18.33		17.77		17.45		17.10		16.69		16.21		15.29
100-01+	17.99		17.15		16.68		16.15		15.54		14.82		13.44
100-02	17.66		16.54		15.91		15.20		14.39		13.43		11.60
100-02+	17.32	4.569	15.92	2.493	15.14	1.985	14.25	1.616	13.24	1.332	12.05	1.103	9.75	0.830

Average Life	5.62		2.79		2.17		1.74		1.41		1.16		0.86
First Pay	03/25/06		03/25/06		03/25/06		03/25/06		03/25/06		03/25/06		03/25/06
Last Pay	04/25/22		08/25/14		10/25/12		07/25/11		08/25/10		11/25/09		05/25/08

Bond Summary - Bond 1-A3
Initial Coupon:	4.870	Type:	Fltr
Orig Bal:	22658000
		Formula:	(LIB_1M)+30.0bp
Factor:	1.0000000	Cap/Floor/Margin:	100.00/0.30/0.30
Factor Date:	02/25/06	Next Pmt:	03/25/06
Delay:	0	Cusip:

	10% CPR		20% CPR		25% CPR		30% CPR		35% CPR		40% CPR		50% CPR
Price	DM	Duration	DM	Duration	DM	Duration	DM	Duration	DM	Duration	DM	Duration	DM	Duration
99-29+	30.64	11.948	30.99	7.745	31.20	6.387	31.42	5.363	31.67	4.575	31.94	3.946	32.94	2.595
99-30	30.51		30.79		30.96		31.14		31.34		31.55		32.35
99-30+	30.38		30.59		30.72		30.85		31.00		31.16		31.76
99-31	30.26		30.39		30.48		30.57		30.67		30.77		31.17
99-31+	30.13		30.20		30.24		30.28		30.33		30.38		30.58
100-00	30.00	11.951	30.00	7.746	30.00	6.388	30.00	5.364	30.00	4.576	30.00	3.947	29.99	2.596
100-00+	29.87		29.80		29.76		29.71		29.66		29.61		29.41
100-01	29.74		29.60		29.52		29.43		29.33		29.22		28.82
100-01+	29.61		29.41		29.28		29.14		28.99		28.83		28.23
100-02	29.49		29.21		29.04		28.86		28.66		28.45		27.64
100-02+	29.36	11.954	29.01	7.747	28.80	6.389	28.57	5.365	28.33	4.576	28.06	3.947	27.05	2.596
Average Life	18.30		9.87		7.75		6.29		5.24		4.43		2.80
First Pay	04/25/22		08/25/14		10/25/12		07/25/11		08/25/10		11/25/09		05/25/08
Last Pay	11/25/24		04/25/16		02/25/14		08/25/12		07/25/11		09/25/10		07/25/09

Tsy BM	3-mo	6-mo	2-yr	3-yr	5-yr	10-yr	30-yr
Yield	4.5084	4.7218	4.6970	4.6703	4.6036	4.6143	4.5882
Coupon			4.3750	4.5000	4.2500	4.5000	4.5000

Lib BM	1-mo	2-mo	3-mo	6-mo	1-yr	2-yr	3-yr	4-yr	5-yr	7-yr	8-yr	9-yr	10-yr	12-yr	15-yr	20-yr	25-yr	30-yr
Yield	4.5700	4.6600	4.7400	4.9200	5.1046	5.0944	5.0882	5.0947	5.1086	5.1249	5.1311	5.1363	5.1407	5.1507	5.1722	5.1913	5.1904	5.1844

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC (including any related free-writing prospectus, preliminary prospectus supplement or preliminary pricing supplement, as applicable), for more complete information about the issuer and this offering.  You may get these documents, as well as the final prospectus, prospectus supplement or pricing supplement (when completed), as applicable (such preliminary and final documentation together, the Offer Documentation), for free by searching the SEC online database (EDGAR) at www.sec.gov.  Alternatively, you may obtain a copy of the Offer Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 212 526 7000.